UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 23, 2002
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

 INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events

On April 23, 2002, Exabyte Corporation ("Exabyte") entered into a Note Purchase Agreement ("Agreement") with Meritage Private Equity Fund, L.P. ("Meritage"), and executed a Note (the "Note") in favor of Meritage for a loan by Meritage to Exabyte in the amount of $1,000,000. The loan has been used for working capital.

The Note has an interest rate of 18% per annum, compounded monthly. The Note will be converted automatically into shares of Series I Preferred Stock, upon the issuance of Series I Preferred Stock on terms mutually agreed to by Exabyte and Meritage. The Note has a maturity date of the earlier of June 30, 2002 or the first date subsequent to the date of the Note on which Exabyte receives proceeds from the issuance of its debt or equity securities.

Subject to approval by Exabyte's board of directors, Exabyte also will grant Meritage a warrant to purchase 100,000 shares of Exabyte's common stock. The board has approved such warrant. The warrant will have an exercise price per share of the average of the closing prices of common stock as reported on the NASDAQ National Market for the thirty (30) consecutive trading days immediately preceding April 23, 2002.

The above summary descriptions of the Note and the Agreement are qualified in their entirety by reference to the Note and the Agreement, each of which are being filed herewith.

Item 7. Financial Statements and Exhibits

The following exhibits are filed herewith:

10.1	Note, dated April 23, 2002, from Exabyte Corporation to Meritage Private Equity Fund, L.P.
10.2	Note Purchase Agreement, dated April 23, 2002, between Exabyte Corporation and Meritage Private Equity Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	May 7, 2002	By	/s/ Stephen F. Smith
Stephen F. Smith
General Counsel & Secretary

EXHIBIT INDEX

10.1	Note, dated April 23, 2002, from Exabyte Corporation to Meritage Private Equity Fund, L.P.
10.2	Note Purchase Agreement, dated April 23, 2002, between Exabyte Corporation and Meritage Private Equity Fund, L.P.